Exhibit 5.1

June 21, 2006

Dynegy Holdings Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Dynegy Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the proposed offer by the Company to exchange (the “Exchange Offer”) $750,000,000 aggregate principal amount of outstanding 8.375% Senior Unsecured Notes Due 2016 of the Company (the “Outstanding Notes”) for a like principal amount of 8.375% Senior Unsecured Notes Due 2016 of the Company (the “Registered Notes”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an indenture, dated as of September 26, 1996, as amended and restated as of and through March 14, 2001 and as supplemented by the supplemental indenture thereto dated as of July 25, 2003 and the supplemental indenture thereto dated as of April 12, 2006 (such indenture, as so amended and restated and supplemented and as filed as an exhibit to the Registration Statement, the “Indenture”), by and between the Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”).

We have examined originals or certified copies of the Indenture and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties to all documents other than the Company, the due authorization, execution and delivery of the Indenture, the Outstanding Notes and all other documents by the parties thereto other than the Company, that the Registered Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Registered Notes will be manually signed by one of the Trustee’s authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged for the

Dynegy Holdings Inc.

June 21, 2006

Registered Notes in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with, the Registered Notes proposed to be issued pursuant to the Exchange Offer will be binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the General Corporation Law of the State of Delaware and (ii) the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under usury Laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD LLP